UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2017

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2017, BSQUARE Corporation (the “Company”) received notice from Microsoft Corporation (“Microsoft”) of the extension for an additional year of the term of the Microsoft OEM Distribution Agreement for Software Products for Embedded Systems (the “Distribution Agreement”) between the Company and Microsoft, until June 30, 2018. Under the Distribution Agreement, the initial term of which commenced July 1, 2014, the Company has rights to distribute Microsoft Windows Embedded operating systems (the “Licensed Products”) on a non-exclusive basis in the United States, Canada, the Caribbean (excluding Cuba), Mexico, Argentina, Brazil, Chile, Colombia, Peru and Puerto Rico. The renewal does not alter the terms or conditions of the Distribution Agreement other than the expiration date thereof.

The Distribution Agreement includes a limitation of liability clause in favor of Microsoft and its affiliates according to which the aggregate liability of those parties to the Company for each Licensed Product will not exceed direct damages incurred up to a specified percentage of the amount paid by the Company to Microsoft for that Licensed Product under the Distribution Agreement. This limitation does not apply to attorneys’ fees and expenses incurred by Microsoft in connection with certain indemnification obligations it has under the Distribution Agreement.

Microsoft has the right to remove any product from among the Licensed Products by setting a distribution end date for it. In addition, each party has certain rights to terminate the Distribution Agreement for cause, and either party may terminate the Distribution Agreement without cause by giving notice a specified number of days in advance.

The foregoing description of the Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Distribution Agreement, which is filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and is incorporated herein by this reference.

In addition, the Company has renewed its agreements for the distribution of Windows Mobile operating systems and related products, for the territories of North America, South America, Central America, Japan, Taiwan, and the EMEA region (comprised of Europe, the Middle East, and Africa), such that they also expire on June 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: May 3, 2017	By:	/s/ Peter Biere
Peter Biere
Chief Financial Officer, Secretary and Treasurer